Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of PROOF Acquisition Corp I on Amendment No. 3 to Form S-4 (File No. 333-274082) of our report dated February 24, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of PROOF Acquisition Corp I as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp
Marcum llp Hartford, CT October 31, 2023